Sales and Marketing Agreement

between

PROVISION INTERACTIVE TECHNOLOGIES, INC.

9253 Eton Avenue,

Chatsworth, California 91311

(Hereinafter referred to as "PITI")

and

THE BENITES GROUP, INC.

3645 San Fernando Road

Glendale, CA 91204

(herinafter referred to as "TBG")

This Sales and Marketing Agreement is entered into this 1st day of February, 2006 by and between Provision Interactive Technologies, Inc., ("PITI"), a California Corporation, with offices at 9253 Eton Avenue, Chatsworth, California and The Benites Group, Inc., ("TBG"), a California Corporation, with offices located at 3645 San Fernando Road, Glendale, California.

RECITALS

WHEREAS, TBG is a sales, marketing, and consulting company that has extensive contacts within the grocery or supermarket industry, particularly as it relates to Hispanic oriented or marketed supermarkets that may be single or multiple units, and seeks an exclusive agreement with PITI to place HoloVision™ based coupon, transactions, and sweepstakes dispensing kiosks, or "Rewards Centers," in the discreet market channel defined as Food 4 Less and Hispanic oriented supermarkets, and

WHEREAS, PITI is in the business of manufacturing and selling interactive communications systems commonly referred to as the HoloVision™ Aerial Imaging Systems (the "Systems"), and Electronic Transaction Terminals or 3DEO Rewards Centers that dispense rewards, promotions and sweepstakes (the "Reward Centers") as defined in Exhibit "A", and creating and producing HoloMedia™ Advertising (the "Media") using a proprietary software technology called HoloSoft™ (the "Software") and distributing the Media over a network together with transactional information or other products, and

WHEREAS, PITI and TBG desire to enter into a Sales and Marketing Agreement to place the 3DEO Reward Centers and distribute Media and dispense rewards targeted towards Hispanic oriented retail outlets with the Food 4 Less and other Hispanic oriented supermarket chains of the grocery industry, and specifically, Hispanic oriented supermarkets in the North American markets of the United States and Mexico and such other markets as the parties may agree to from time to time.

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NOW, THEREFORE, under the terms, conditions and covenants contained herein, the parties agree as follows:

1. Incorporation of Recitals

The parties incorporate the forgoing recitals as if set forth fully herein.

2. Authorization

2.1 PITI hereby authorizes TBG to sell, rent, lease or otherwise position Rewards Centers in the market channel of Hispanic oriented supermarkets within the grocery industry. TBG shall utilize PITI's location agreements, which shall be provided and approved by PITI on a contract-by-contract basis, to secure the supermarket chains and to identify the location(s) where Reward Centers will be located.

2.2 PITI hereby further authorizes TBG to sell, rent, lease or otherwise generate advertising revenue from the display of Media on the Rewards Centers from national advertising accounts and local advertising accounts.

2.3 TBG acknowledges that the Rewards Centers include software and that the software is owned by PITI and is not sold. Unless otherwise specified and agreed to by PITI, TBG or the supermarket accounts shall not be entitled to receive any source code or source documentation relating to the software.

2.4 TBG acknowledges that the appointment of Hispanic oriented supermarkets in the U.S. and Mexico by PITI in paragraphs 2.1 and 2.2, though exclusive for a defined market segment, shall not in any manner inhibit PITI's marketing or distribution activities or its appointment of other dealers, distributors, original equipment manufacturers, licensees or agents anywhere else in the world.

2.5 Notwithstanding the provisions of paragraph 2.4, PITI shall not authorize any third party, during the term of this Agreement to market, sell, license, rent, lease or otherwise to establish Kiosk or merchandising Systems and deliver Media to Hispanic oriented supermarkets in the U.S. and Mexico if:

2.5.1 TBG timely fulfills its obligations in accordance with Section 3, Responsibilities of the Parties.

3. Responsibilities of the Parties

a) TBG shall promptly introduce and work with PITI to secure location agreements between PITI and Southern California based Hispanic supermarket chains for the minimum number of Kiosks set forth in Section 6, Performance Requirements for Placement of Systems.

b) TBG and PITI shall also work cooperatively to secure advertising and/or rewards placement agreements between PITI and national or regional advertisers for integration onto the HoloVision based rewards and sweepstakes Rewards Center at each Hispanic based supermarket site. For those advertising or insertion contracts that are secured by either party directly and do not require an agency commission to be paid, the securing party shall be entitled to a commission payment not to exceed fifteen (15) percent of the value of the contract.

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c) On a monthly basis, PITI shall provide a complete accounting of the Gross and Net Advertising and Rewards placement revenues derived from the Rewards Centers in addition to all agreed to below the line operating expenditures. For demonstration purposes only, Exhibit "B" is attached hereto as an example of the anticipated revenues, agreed upon operating costs, and anticipated net revenue split between the parties. TGB and Provision hereby acknowledge and agree that they place no reliance on the numbers provided therein and understand that Exhibit "B" merely represents an estimate of anticipated revenues and operating expenses. Actual direct expenses are denoted from estimated costs in Exhibit B.

d) Within thirty (30) days of the end of each month, PITI shall pay TBG twenty three percent (23%) of the Net Income and seventy seven (77%) percent shall be retained by PITI. Net Income shall be defined as the Gross of all Advertising Revenues less the cost of agreed upon Operating Expenses to include:

a) actual monthly retail store payments,
b) PITI monthly network administration fees,
c) monthly Kiosk communication fees (phone, DSL, wireless),
d) monthly average printer paper fees,
e) actual monthly advertising or broker commissions,
f) monthly fixed Finance charge,
g) Greeter Fees as required for Product launch in months 1-3 or as agreed to on an on-going basis to maintain the system,
h) 3DEO Rewards Center installation fees,
i) weekly store merchandising costs outlined in Exhibit E, j) other promotional expenses that the parties may mutually agree to from time to time.

TBG understands and acknowledges that PITI may reasonably adjust the above referenced costs and expenses from time to time as becomes necessary due to increases or decreases in costs and/or operating expenses once real costs and operating expenses are determined.

e) PITI shall be solely responsible for payment of location rental or advertising share payments for each site pursuant to the terms of each location agreement.

f) PITI shall be solely responsible for providing or approving of the financing of the HoloVision based 3DEO advertising, rewards and transactional Rewards Centers.

g) PITI shall supply the HoloVision based Rewards Center in accordance with the pricing terms set forth in Exhibit "B" herein, each of which shall be coupled to a communication network so that the advertising and rewards information may be updated and scheduled on a regular basis.

h) PITI shall maintain and manage the Rewards Center Systems communication network.

i) PITI shall integrate advertiser's commercials into the Media for distribution over the network to the Systems for display within each supermarket site based on a timetable and rate card as established by the parties and approved by PITI.

j) PITI shall arrange for site selection within each facility for placement of the Rewards Center, preparing and coordinating site installations, and managing all field maintenance activities. PITI shall require any third party installation and service firm to carry, at a minimum one million dollars of general liability insurance and the insurance policy shall name both TBG and PITI as additional named insured parties

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k) PITI shall review each location agreement and either approve, reject, or amend each such location agreement to ensure that PITI has the necessary rights, lead time, and financial justification to perform its obligations hereunder. In the event PITI in good faith determines that amendments to any such location agreement is necessary, TBG shall agree to any amendment as may be required to place units in the locations.

l) PITI also hereby authorizes TBG to sell HoloVision Systems to accounts within the Hispanic retail market. In cases of hardware sales only to accounts within the Hispanic retail market, on a case by case basis as approved by PITI, TBG will be entitled to a 7% commission on hardware sales only of HoloVision units.

m) PITI recognizes and approves of TBG utilizing the immediate area adjacent to the HoloVision based kiosk to sell the promotional services of TBG which may utilize the space and Rewards Center in conjunction with these services. This approval does not include the used of the physical kiosk, nor any media to be placed or shown thereon. TBG's use is subject to grocer approval. The revenues from TBG promotional services, if contracted separately, will not be included in the gross revenue calculations associated with this contract. However, TBG agrees to promote the Rewards Center with the grocery chain and the general public if the Rewards Center is utilized for these promotional services.

n) TBG shall be responsible for training all supermarket employees as may be required on a chain by chain or site by site basis.

o) TBG shall be responsible to provide for the physical on-site inspection and monitoring of all Rewards Centers on a weekly basis and provide the basic service, cleaning and cursory checks as outlined in Exhibit "E". This merchandising service checklist may be amended based on the individual demands of a particular account.

p) With the new installation of each Rewards Center, TBG will provide Greeter coverage over the course of the first 90 days to specifically promote the rewards center and introduce the public to the rewards centers. The hourly rate and required time of Greeter coverage will be agreed to on a store-by-store or chain-by-chain basis as detailed contractually between Provision and TBG.

4. Media Integration and Network Administration

PITI shall be solely responsible for distributing Media and for controlling the display of Media by any System, Kiosk or Reward Center. All Media, which may include both commercials and third party programming, shall be provided to PITI for review prior to display on any Kiosk or System and integrated into the Media in order to conform to PITI's quality and technical standards, which shall not be unreasonable. Exhibit "C" herein sets forth the Reward Center client's requirements for integration of their commercial(s) into the Media.

5. Revenue Sharing of Advertising Fees and Record Keeping

5.1 PITI shall keep or cause to be kept full, accurate, complete and proper books and accounts of all operations of all revenue derived from location and advertising agreements. Such books and accounts shall be kept on an annual basis for federal income tax and financial reporting purposes. The cost and expense of keeping such books and accounts and of preparing the reports and other information called for in this Agreement shall be borne by PITI. PITI shall maintain and preserve during the term of this Agreement and for four years thereafter, at a place designated by PITI, all accounts, books and other relevant PITI documents. PITI's

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books and account shall be open at all reasonable times for a bi-annual inspection by TBG upon three (3) business days' advance notice.

5.2 PITI shall provide written reports to TBG within thirty (30) days after the end of calendar month, setting forth the detail of advertising revenues received and operating expenses incurred during the preceding month.

5.3 Within thirty days of the end of each month, PITI shall pay TBG for TBG share of Net Income and for the agreed to Operating Costs incurred by TBG.

5.4 PITI shall make available to advertisers and TBG an affidavit stating the number of times each advertisement was displayed on the Rewards Center during each calendar month. PITI shall identify any time period that a Rewards Center or the communication network was inoperable.

6. Term

6.1 Unless terminated earlier as provided herein, this Agreement shall have a term of three (3) years from the effective date of this Agreement. Providing TBG fulfills the placement requirements as defined in Section 7, Performance Requirements for Placement of Systems, then the agreement will automatically renew for an additional three (3) year term, subject to agreement of the parties on the performance requirements for the subsequent three (3) year term. If the parties continue to do business with each other after termination due to expiration of the term without full documentation, the terms hereof shall continue to govern the relationship unless otherwise expressly agreed to in writing and except that the relationship may be terminated unilaterally by either party at any time thereafter. If either party elects to unilaterally terminate the relationship, the payment obligations as set forth in paragraphs 3b) – 3f) and the support obligations as set forth in paragraphs 3h) – 3i) and 3n)-3p) hereunder shall continue indefinitely for so long as the End-Users utilize the Kiosks or Rewards Centers.

6.2 Either party may terminate this Agreement for cause immediately by written notice upon the occurrence of any of the following events:

a) If the other ceases to do business, or otherwise terminates its business operations; or

b) If the other breaches any material provision of this Agreement and fails to cure the same within thirty (30) days from receipt of written notice of the breach from the other party; or

c) If the other becomes insolvent, has a receiver appointed to handle its assets or affairs, makes or attempts to make an assignment for the benefit of creditors or files or has filed against it a petition in bankruptcy and such petition has not been removed within ninety (90) days; or

d) PITI may terminate this Agreement upon thirty (30) day written notice if TBG fails to secure placement of Rewards Centers in accordance with Section 7.

6.3 Each party understands that the rights of termination hereunder are absolute and that it has no rights to a continued relationship with the other after termination except as expressly stated herein. In the event of termination of this Agreement hereunder, neither party shall be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits for anticipated sales, or on account of expenditures or commitments incurred in connection with the business or goodwill of the other party. Further, neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other party arising from or

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incident to any termination of this Agreement which complies with the terms of the Agreement whether or not either party is aware of any such damage, loss or expense.

6.4 Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

7. Performance Requirements for Placement of Systems

In order to maintain the exclusivity for sales, lease and rental of HoloVision based 3DEO PromoCentro reward centers to the Hispanic oriented supermarkets within the Grocery industry, TBG shall meet or exceed the minimum annual installation of Rewards Centers as such:

Year 2006:	100 Reward Center agreements signed for Southern California
Year 2007:	150 Reward Centers agreements signed
Year 2008:	250 Reward Centers agreements signed

PITI shall review the minimum annual installation performance requirement on an annual basis and providing substantive and demonstrable progress is being made by TBG through: a) actively identifying key contacts, b) signed letters of intent, or c) signed contracts, the exclusive right to sell, lease or rent to Hispanic oriented supermarkets will not be unreasonably denied.

8. Multi-National Sales Agreements

TBG warrants that it will not approach multi-national End-Users headquartered outside of the United States or Mexico without the specific written approval of PITI. TBG warrants and understands that it shall only market to the Hispanic oriented supermarkets of multi-national companies headquartered in the United States and Mexico with the understanding that no Reward Centers or Systems or marketing activities are permitted outside of the United States and Mexico without the specific and prior written approval of PITI.

9. Branding Requirements

TBG agrees to comply with PITI standard worldwide branding requirements, as amended, in accordance with the terms set forth herein on Exhibit "C" attached hereto and incorporated to this Agreement by reference.

10. Relationship Defined

Neither PITI or TBG is an employee, agent, partner, joint venturer or representative of the other for any purpose or reason whatsoever. Each is an independent company and each shall have sole control of the manner and means of their performance under this Agreement.

11. Marketing Costs and Expenses

Unless specifically allocated to one or the other party under the expressed terms of this Agreement, all sales and marketing costs and expenses incurred by the parties, including but not limited to the payment of any federal, state or local tax on income earned hereunder, shall be borne by the party which incurs the cost or expense. The parties may elect, by mutual agreement, to jointly fund and participate in certain sales and marketing functions such as trade shows and media events. In connection with TBG's responsibilities hereunder, PITI shall make available to

TBG technical information, marketing and/or sales materials that may be prepared by PITI from time to time.

12. Warranties and Representations of TBG and PITI, Regulatory Compliance, Service and Repairs

12.1 Each party hereby represents and warrants that it is has full right and authority to enter into this Agreement and to perform all of its obligations hereunder; and that it has performed all acts and taken all steps necessary to authorize the execution of this Agreement.

12.2 Each party represents and warrants that it is capable of performing under the terms of this Agreement and that it has or will provide all necessary financial, sales and marketing resources required to perform the services under this Agreement.

12.3 Each party represents and warrants that it has or will duly obtain and/or comply with any and all necessary United States Municipal, State, Federal exemptions, licenses, permits, and authority necessary or required to perform its obligations under this Agreement and that it has paid or will duly pay all fees and charges with reference that it is in good standing with all United States governmental bodies or agencies, whether of state, federal or local governments; that it will take such steps and perform such acts as may be necessary to retain such good standing; that it is free and has full right and authority to enter into this Agreement and to perform all of its obligations hereunder; and that it has performed all acts and taken all acts necessary to comply with the above.

12.4 Each party represents and warrants that it shall report to the other all reported violations of any regulatory compliance issues pertaining to the Rewards Centers, Systems or the Media, within twenty four (24) hours.

12.5 PITI warrants that upon delivery to the End-User's facility specified on any Rewards Center Purchase Order, each Rewards Center shall meet the product specification as published by PITI.

12.6 PITI further warrants that for a period of 12 months from the date of receipt, the Rewards Center shall be free from defects in material and workmanship. This warranty shall not apply to failures of PITI Product resulting from abuse, misuse, improper use, negligence, accident, alteration, tampering or faulty service or repairs by TBG or reasonable wear and tear of the PITI Product, or as limited herein below.

12.7 Due to the complexities of software product, PITI makes only limited warranties to End Users regarding the storage media (for example, magnetic disks or CD ROM disks) on which the software product is contained as specified in the Software License Agreement included with such software product.

12.8 The above warranties are in lieu of all other warranties, expressed or implied, including any warranty of merchantability or fitness for a particular purpose and all such warranties, except as otherwise specified herein, are expressly excluded. PITI shall in no event be liable for any indirect, special or consequential damages.

13. Non Assignment and Non Licensing

Neither this Agreement nor any rights or license hereunder may be assigned, sub-licensed, or otherwise transferred by the parties without the prior written consent from the other party, such consent not to be unreasonably withheld.

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14. Information and Secrecy Obligations

TBG and PITI are under obligation to mutually support each other in the marketing of the HoloMedia Network and HoloVision based 3DEO Rewards Centers and hence to share relevant information and reciprocally disclose available knowledge. This obligation includes information that has been or will be shared and knowledge acquired with regard to basic principles, work methods, sales and marketing activities, manufacturing, new developments, improvements, and any other details concerning the HoloMedia Network within the scope of this Agreement, as well as business arrangements intervening in the execution of this Agreement, even if not explicitly classified as secret or confidential.

15. Confidential Information/Covenant Not to Compete/Non-Circumvention

The parties hereto have previously executed a comprehensive non-disclosure, non-competition and non-circumvention agreement dated December 21 and attached hereto as Exhibit "F" (NDA). The terms and conditions of the parties NDA are incorporated herein as if set forth in full here. To the extent that there is any conflict between the terms and provisions of the parties' NDA with this Agreement, then the terms of the NDA shall control so as to provide the fullest and most comprehensive protection against disclosure, competition and circumvention.

16. Remedies

16.1 In the event that any party to this Agreement, or any other person or entity acting by, through or in concert with the parties to this Agreement, violates the covenants set forth in this Agreement, the injured party shall be entitled to injunctive and other relief, after the elapse of a thirty (30) day cure period following written notice of the nature of any such violation or breach, and with written demand for the cure thereof. Nothing in this paragraph shall be construed as a waiver of any party's right to seek any other equitable or legal relief or remedies, or the recovery of damages sustained as a result of a breach of these covenants.

16.2 It is further agreed that the foregoing covenants and this paragraph pertaining to any party's right to relief, and every provision of this Agreement are divisible, so that if the validity of any of the provisions or covenants is challenged, the specific limitations as to the type of services involved, the geographic area and time designated, etc., may be modified by any court of competent jurisdiction, so as to create an enforceable covenant not to compete nor disclose confidential information, providing both parties with all reasonable protection which may be practicable relying on the best endeavors of the other party.

17. Mutual Obligation to Indemnify

17.1 Each party hereby agrees to indemnify and hold the other harmless from any and all liabilities, claims, demands, cost and attorneys fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) sustained by either party and/or either party's property as a result of any proven negligent act or omission of the other party, its sub-contractors, employees or any other representatives, and shall further defend at the indemnifying party's sole expense any and all proceedings, request for proceedings, actions, causes of action and/or arbitrations brought against either party in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection therewith, and the amount of any settlement, award and/or

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judgment which may otherwise be required to be paid by the indemnifying party in connection therewith, except damages, injuries and/or liabilities resulting from the indemnified party's own acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature.

17.2 The indemnifying party shall have the right to take and control the defense of any such suit or claim and shall have the right to settle any such claim at its cost and expense. This section will survive the expiration or termination of this Agreement.

18. Severability

18.1 Whenever possible each provision of this Agreement shall be interpreted in such manner so as to be effective, valid and binding under applicable law. If the validity or enforceability of any provision of this Agreement is challenged, the parties agree that any court of competent jurisdiction, so as to provide both parties with the greatest possible protection then available under law, may modify the terms and conditions of any such provision.

18.2 Furthermore, any such prohibition or invalidity shall be effective only to the extent of the provision or provisions involved, and then only to the extent deemed absolutely necessary by any such court of competent jurisdiction, which prohibition or invalidity will not effect the validity or enforceability of the remaining provisions of this Agreement, or any portion thereof.

19. Notice

Any payment, notice or any communication required or permitted hereunder shall be in writing and shall have been deemed paid or given, as the case may be, when actually received by the noticed party via the U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered, addressed as follows:

If to PITI: **Bob Ostrander**
Vice President
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, California USA 91311

[With a copy to:]
Randy Dorcy
Legal Department
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, California USA 91311

If to TBG: **Joe Benites**
The Benites Group
3645 San Fernando Road
Glendale, CA 91204

[With a copy to:]

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JB

Each of the foregoing shall be entitled to specify a different address by giving notice thereof to the other, in accordance with the foregoing.

20. Entire Agreement

This Agreement supersedes any and all other agreements, whether oral or written, between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which are not embodied herein, and that no other Agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

21. Interpretation

The parties acknowledge and agree, that each has been given the opportunity to independently review this Agreement with legal counsel and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. In the event of an ambiguity of this Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

22. Binding on Successors/Assignment

All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, administrators, executors or successors; provided, however, that neither party shall not assign, delegate or attempt to assign or delegate his rights and/or obligations arising hereunder, either in whole or in part, by operation of law or otherwise, by either party without the other party's prior written consent, which shall not be unreasonably withheld.

23. Authority

The undersigned individuals and/or entities executing this Agreement on behalf of their respective parties represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such parties, that the appropriate resolutions have been passed and obtained, and that this Agreement shall be binding on same.

24. Exhibits, Appendix and Attachments

The documents referred to hereinabove and the exhibits attached hereto are incorporated herein by reference as if set forth in full.

25. Headings

The headings contained in this Agreement have been inserted for convenience only and in no way define the scope or interpretation of this Agreement.

26. Arbitration

The contracting Parties shall attempt to settle the questions at dispute, if any, through direct negotiations. In the event that the parties are unable to resolve their differences informally, it is agreed that any disputes under this Agreement shall be submitted to the Los Angeles Office of the American Arbitration Association, Commercial Section, for non-binding arbitration.

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27. Attorneys' Fees

In the event a party commences legal proceedings against another party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other(s) in addition to all other damages and/or equitable relief.

28. Force Majeure

No party shall be responsible for failure or delay in the performance of any of its obligations hereunder due to Force Majeure. "Force Majeure" shall mean any circumstances which, due to an event beyond the party's reasonable control delay or prevent the performance when due of the obligations of any party hereunder, such as but not limited to, acts of God, regulations or laws of any government, wars, civil commotions, destructions of production facilities or materials by fires, earthquakes or storms, labor disturbances, shortages of public utilities, common carriers or raw materials, or any other causes of similar effects.

During any such occurrence of Force Majeure, the party claiming the Force Majeure shall have up to thirty (30) days to affect a cure satisfactory to the other party(ies).

29. Governing Law, Forum

This Agreement shall be governed by the Laws of the State of California and the United States without regard to conflict of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Unless waived by PITI in writing for the particular instance (which PITI may do at its option), the sole jurisdiction and venue for actions related to the subject matter hereof shall be the California state and United States federal courts having within their jurisdiction the location of PITI's principal place of business. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California or United States federal law. In any action or proceeding, to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

30. Miscellaneous

30.1 All payments contemplated under this Agreement shall be made in USD.

30.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Joe Benites	Bob Ostrander
President	Vice President
The Benites Group, Inc.	Provision Interactive Technologies, Inc.

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EXHIBIT "A"

HOLOVISION 3DEO REWARDS CENTER SYSTEM DEFINITION

The HoloVision 3DEO Rewards System will consist of the following components:

1. One (1) Holo 40 Advertising Screen
2. Two (2) customer interface touch screen
3. Two (2) Coupon printer
4. Network capable of downloading and updating kiosk content from a remote location
5. Software to support the agreed upon Rewards Center System function
6. Rewards Center System housing

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Jan-06

EXHIBIT "B"

Based on estimated and actual revenues and costs, as denoted below. ***For demonstration purposes only.***

PRO FORMA - 3DEO BASED REWARDS CENTER

MONTH 1 PRO FORMA ONLY.

	3DEO Rewards Center Cost:	**$15,000**	**NOTES**
ADVERTISING INCOME	20 Marquis Ads@$280	$5,600	Assumes full rate card.
	20 TS Banner $50	$1,000	
	40 TS w/coupons @ $120	$4,800	
	Other		
	Total Monthly Gross Ad Revenues	$11,400	
OPERATING EXPENSES	Advertising Commissions @ 15%	$1,710	Estimated commission rates 0% to 15 %.
	Grocer Payment	$500	Based on Food 4 Less Contract
	Paper	$750	To be based on actual paper usage averaged across all units.
	*Greeter Expense	$2,480	To be based on actual expenditures in first three months.
	Monthly Merchandising Service	$80	To be based on actual per Exhibit
	Network Administration	$150	Actual of $150 per unit.
	Installation	$500	To be based on actual install costs incurred during month 1.
	**Finance Charge	$2,625	Straight Line Six Months
	Total Agreed Upon Operating Expenses	**$8,795**	
	NET INCOME:	**$2,605**	
	Benites Group (23%)	**$599**	
	Provision (77%)	**$2,006**	

*Greeter Expense: 4 Hr x $20 per hour x 31 days = $2,480
**Finance Charge: 6 month term with interest of 10% = $15,750
Blue Operating Expenses: denotes actual costs.

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B

EXHIBIT "C"

MEDIA INTERGRATION

PITI shall integrate existing "3D" ready commercials for display on the System for each advertiser.

Each advertiser shall provide a master tape, DVD, or electronic file of the commercial with split audio and graphics.

Each advertiser shall provide all necessary licenses and release to enable PITI to display the commercial for display on the Systems.

Each advertiser shall pay PITI an integration of the commercial for a quality assurance review and reformatting of the content given to PITI. In cases where PITI has to create original content for the advertiser, then PITI will provide a quotation for the fees associated to produce the content. If PITI produces original content, there will no integration fee.

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EXHIBIT "D"

BRANDING REQUIREMENTS

Branding Requirements:

1 A ProVision™ logo to be prominently displayed on the front of each HoloVision™ display unit.
2 The ProVision™ logo must be readily visible to the consumer.
3 The specific dimensions of the ProVision™ logo and the artwork will be provided by PITI.

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B

Exhibit "E"

Weekly Merchandising Service Schedule

TBG agrees to perform the following checks on the Rewards Centers on a weekly basis:

1) Inspect the outer optics panel of the HoloVision display and clean via prescribed method.

2) Inspect printer and refill with paper as necessary. This may have to be done more than weekly based upon usage.

3) Inspect the following operational parameters of the Rewards Center and report any damage or problems with the unit to PITI that will require service maintenance:

a. Inspect touch screen and clean and sanitize exterior screen.
b. Inspect exhaust fan for operation and insure against any blockages to vent.
c. Check sound and adjust speaker volume as required.
d. Wipe exterior of kiosk for smudges, fingerprints, etc.
e. Review printer for quality of print.
f. Stock any promotional materials as may be required.

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EXHIBIT "F"

MUTUAL NONDISCLOSURE AGREEMENT

This Agreement (the "Agreement") is made by and between The Benites Group, Inc. (TBG), with offices at 3645 San Fernando Road, Glendale, CA 91204, and Provision Interactive Technologies, Inc., a California Corporation (the "Company"), located at 9253 Eton Ave, Chatsworth, CA 91311.

TBG and Company wish to discuss various possible business arrangements. During the course of these discussions it is envisioned that the parties may disclose to each other their confidential information ("Confidential Information," as defined below). The parties wish to protect their respective Confidential Information, and agree as follows:

1. Confidential Information.

1.1 For purposes of this Agreement, the term "Confidential Information" means any proprietary or confidential business information of a party, disclosed by that party (the "Disclosing Party") to the other party (the "Recipient"), in whatever form provided. "Confidential Information" includes, without limitation, business plans, display or environmental solutions, other technology, scientific knowledge, intellectual property, know-how, designs, samples, processes, inventions, techniques, formulae, products, equipment, computer data, plans, business operations, vendor and customer lists, pricing and profitability information, sales and marketing plans, financial information, and other information of business importance to the Disclosing Party.

1.2. Information shall not be considered Confidential Information if it

(a) is already known to the Recipient, if the Recipient provides evidence of such prior knowledge within one month of disclosure in sufficient detail to show complete knowledge;

(b) is or becomes publicly known through no violation of this Agreement by the parties;

(c) is disclosed to the Recipient by a third person not in violation of any obligation of non-disclosure; or

(d) is approved for release by prior written authorization of the Disclosing Party.

2. Confidentiality and Non-Disclosure. The Recipient will not disclose Confidential Information of the Disclosing Party to third parties except as provided in this Agreement.

2.1 The Recipient will not disclose Confidential Information of the Disclosing Party to its own officers, directors, and employees except on a "need to know" basis. Recipient will enforce and be bound by the provisions of this confidentiality agreement with respect to its own employees, personnel and third parties. It is also understood that there may be a bona fide reason for the Recipient to wish to disclose Confidential Information of the Disclosing Party to its professional advisors, consultants, or similar third party for purposes of evaluating a proposed business transaction, and the Recipient shall request the written permission of the Disclosing Party for this purpose, which permission may be given at the Disclosing Party's sole option. The Recipient may not use the Disclosing Party's Confidential Information for any other purposes.

2.2 In the event that the Recipient is required by a court of competent jurisdiction, governmental body or administrative agency to disclose Confidential Information of the Disclosing Party, the Recipient shall immediately notify the Disclosing Party of such request, and shall use its best efforts to obtain confidential treatment for such Confidential Information by the court, governmental body or administrative agency.

2.3 The Recipient will treat the Disclosing Party's Confidential Information with the same degree of care that it treats its own Confidential Information, and at least with a reasonable amount of care.

3. Contact Persons. The sole contact persons for communication of Confidential Information here under are set forth at Schedule A. Neither party shall disclose Confidential Information to any person not on Schedule A (as may be amended in writing from time to time).

R.O.

4. Reservation of Rights. Each party agrees that its failure, as a Recipient, to maintain the confidentiality of the Confidential Information of the Disclosing Party as provided herein would be detrimental to the Disclosing Party and its business interests. Each party, as the Disclosing Party, reserves the right to employ all legal remedies and actions available to it under applicable law to enforce the provisions of this Agreement, including equitable remedies, without the need to post bond.

5. Return of Information. Recipient shall deliver to the Disclosing Party, promptly upon the Disclosing Party's request, all Confidential Information of the Disclosing Party, including all documents, technology, software, source codes, object codes, hardware (and all copies thereof), in whatever medium, that contain Confidential information, without retaining any copies thereof or allowing third parties to retain copies thereof.

6. No License or Joint Venture. The disclosure of Confidential Information by Disclosing Party to Recipient is not to be construed as a grant by Disclosing Party to Recipient of any license or other right to use the Confidential Information, or the intellectual property or products developed from the Confidential Information. Nothing in this Agreement shall be construed to constitute either of the parties as the partner, joint venturer, or agent of the other party. Any business relations between the parties shall be the subject of other agreements.

7. Term. The provisions of this Agreement relating to Confidential Information shall remain in force and effect for a period of one (1) year from the effective date of this Agreement.

8. Entire Agreement, Etc. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces any prior or contemporaneous agreements, written or oral, between the parties. This Agreement is binding on each party, and on the officers, directors, employees, and agents of each party. Any act or omission of any third party to whom the Recipient discloses Confidential Information of the Disclosing Party shall be the responsibility of the Recipient to the same extent as if the Recipient performed such act or omission. No rights or obligations of either party may be delegated or assigned to a third party without the prior written consent of the other party. This Agreement may not be amended or modified except in writing signed by both parties.

9. Severability. The terms of this Agreement are severable and should any part of this Agreement be adjudicated to be unenforceable or be deemed unenforceable by a Court of competent jurisdiction, the remaining portions of this Agreement shall remain in full force and effect, notwithstanding, such determination.

10. Governing Law. This Agreement shall be governed by and construed under the laws of California without regard to the conflict of law rules. In case of a dispute, the prevailing party shall be entitled to receive attorney's fees and costs. Both parties agree to submit to the jurisdiction of the applicable court in Los Angeles County, California, in the event of any dispute under his Agreement, and waive any defense of forum non conveniens or similar defense to this selection of jurisdiction and venue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of December 21, 2005.

THE BENITES GROUP, INC	PROVISION INTERACTIVE TECHNOLOGIES, INC.
By: *[signature]*	By: *[signature]*
Joe Benites	Bob Ostrander
President	Sr. Vice President

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SCHEDULE A

CONTACT PERSONS:

For: The Benites Group

Joe Benites	Phone: 818-550-7796

For: Provision Interactive Technologies, Inc.

Curt Thornton	Phone: 818-775-1624 x200
Bob Ostrander	Phone: 818-775-1624 x203
Jeff Vrachan	Phone: 818-775-1624 x202

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